UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:  September 27, 2010)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On September 27, 2010, Innophos, Inc. completed a redemption for cash of the entire $190.0 million principal amount of its 8.875% Senior Subordinated Notes due 2014, or Notes, terminating and discharging its obligations as issuer under an Indenture dated as of August 13, 2004, or Indenture, with U.S. Bank National Association, as trustee.  The only remaining right of the holders of the Notes is to receive payment of the redemption price upon surrender to the paying agent of Notes, as set forth in the notice of redemption previously given to holders.

As a result of termination of the Indenture, including its covenants relating to “voluntary” reporting under the Securities Exchange Act of 1934, as amended, Innophos, Inc. no longer will be filing reports with the Securities and Exchange Commission. The termination of the Indenture has no effect on the reporting obligations of Innophos Holdings, Inc., the parent corporation of Innophos, Inc.

Item 8.01 Other Items.

On September 27, 2010, Innophos Holdings, Inc. issued a press release announcing completion of the previously announced redemption of the Notes by Innophos, Inc.  The text of the press release is filed with this report as Exhibit 99.1 and is incorporated by reference in response to this item.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this report:

(d) Exhibit No.	Description

99.1	Press Release dated September 27, 2010

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ Mark Feuerbach
Name: Mark Feuerbach Title: Vice President, Treasury, Financial Planning & Analysis

Dated: September 28, 2010